Exhibit 99.1

Anthony Sanfilippo Named President & CEO of Multimedia Games

Longtime Harrah’s Executive Brings Years of Gaming Industry Leadership

AUSTIN, Texas, Jun 16, 2008 (BUSINESS WIRE) — Gaming technology developer Multimedia Games Inc. (NASDAQ: MGAM) (“Multimedia”) today announced the appointment of former Harrah’s Entertainment executive Anthony Sanfilippo as President and CEO. He will also serve as a member of Multimedia’s Board of Directors.

Mr. Sanfilippo brings to Multimedia more than 20 years of gaming experience, including 10 years as president of Harrah’s Central and Western Divisions. During this time, he oversaw the operations of more than two dozen properties of the world’s largest and most successful gaming company, including those in Las Vegas and New Orleans. His career accomplishments include the successful integration of the three Jack Binion Horseshoe Casinos into Harrah’s Entertainment, as well as other properties that were acquired or developed as gaming was introduced in new jurisdictions.

“Anthony’s unique insight and tremendous gaming industry experience will be invaluable assets for our company,” said Mike Maples, Chairman of Multimedia Games. “Anthony is well respected in the industry and has a reputation for being a thoughtful leader who places great value on developing positive relationships with stakeholders of the company. His arrival marks the beginning of a key phase in the success of Multimedia Games.”

Mr. Sanfilippo’s early agenda will include examining the company’s portfolio of products and services, understanding the current value of the company primarily through meetings with employees and customers, and developing with the Board of Directors a comprehensive strategy for moving forward, with the ultimate goal of unlocking the value of the company for shareholders.

“Multimedia Games has achieved great success in its early years by using its innovative technology, and has a business platform that will allow it to focus on current strengths and untapped opportunities,” said Sanfilippo. “It is important that we continue to provide a high level of service to our existing customers while rigorously evaluating our current product and service offerings. Our long-term success will be determined by our focus on profitable revenue streams and our ability to provide products and services that are highly valued in the marketplace.”

“This is a terrific opportunity to lead an organization that promotes a professionally fulfilling environment for our employees, to develop outstanding products and services for the market, and to have financial outcomes that our shareholders will value,” Sanfilippo said.

Since April 1, 2008, Executive Vice President of Sales Gary Loebig also served as interim CEO.

“The Board greatly appreciates Gary’s stewardship as interim CEO and we look forward to benefiting from his continued contributions as a top executive in our company,” Maples said.

Mr. Sanfilippo, 50, will assume his new responsibilities immediately. He is purchasing 250,000 shares of Multimedia stock and is tying the majority of his compensation to the future success of the company. He has been granted stock options of 1.3 million shares.

Exhibit 99.1

About Multimedia Games

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company’s ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

Cautionary Language

This press release contains forward-looking statements based on Multimedia’s current expectations. The words “will,” “expect,” “believe” and similar words and phrases as they relate to Multimedia and its products and markets are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risk that new management may have difficulty identifying or executing strategies to improve our operating results. Other important risks and uncertainties that may affect the Company’s business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections and elsewhere in Multimedia’s filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Multimedia Games, Inc.

Multimedia Games, Inc.

Anthony Sanfilippo, 512-334-7500

President and CEO

or

Jaffoni & Collins Incorporated

Joseph N. Jaffoni or Richard Land, 212-835-8500

mgam@jcir.com